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SECOND AMENDMENT TO AMENDED EMPLOYMENT AGREEMENT

    This agreement (the “Second Amendment”) amends that certain Amended Employment Agreement by and between the Federal Agricultural Mortgage Corporation, a federally-chartered instrumentality of the United States with its principal place of business at 2100 Pennsylvania Avenue, N.W., Washington, D.C. 20037 (“Farmer Mac”) and Bradford T. Nordholm (the “Executive”) dated December 23, 2020 (the “Employment Agreement”), as amended by the First Amendment to Amended Employment Agreement between Farmer Mac and the Executive dated September 22, 2022 (the “First Amendment” and together with the Employment Agreement, the “Amended Employment Agreement”). This Second Amendment is effective as of September 25, 2025.

    For and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and Farmer Mac agree to amend the Amended Employment Agreement, as follows:

1.Unless otherwise defined herein, all capitalized terms used herein shall have the meanings specified in the Amended Employment Agreement.

2.Section 2 of the Amended Employment Agreement is hereby stricken in its entirety and replaced with the following:

“Term. The Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until March 31, 2027 (the “Term”), unless sooner terminated pursuant to Section 8 hereof.”
3.Section 3(a) of the Amended Employment Agreement is hereby stricken in its entirety and replaced with the following:

“Scope of Authority.  The Executive shall be employed as an executive officer of Farmer Mac, with the title of Chief Executive Officer.  The Executive shall report directly to the Board of Directors of Farmer Mac (the “Board”).  The Executive shall be the senior-most officer of Farmer Mac and shall have responsibility for the general supervision and management of all the business and affairs of Farmer Mac, as set forth in the By-Laws of Farmer Mac, subject to the oversight of the Board and any responsibilities granted to the President of Farmer Mac by the Board. The Board anticipates performing regular performance reviews of the Executive on at least an annual basis.”

4.Section 4(b) of the Amended Employment Agreement is hereby stricken in its entirety and replaced with the following:

“Incentive Salary.  (i) For 2025 and 2026, in addition to the Base Salary, the Executive will be eligible to be paid an additional amount (the “Incentive Salary”)

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during the Term for work performed by the Executive during the preceding calendar year, or portion thereof.  The Incentive Salary target (the “Incentive Salary Target”) shall be one hundred percent (100%) of the Base Salary. The Executive shall be covered by the Incentive Salary arrangement for such calendar year applicable to senior executives of Farmer Mac generally. Any Incentive Salary determined under this sentence shall be payable when annual incentives are paid to Farmer Mac executives generally for such calendar year and, except as set forth in clause (iii) below, is subject to the Executive’s continued employment through the applicable date of payment in such calendar year and is subject to any compensation recoupment or “clawback” policy as may implemented and interpreted by Farmer Mac from time to time; provided, however, that in no event shall the Incentive Salary be paid later than the first payroll period following the first Board meeting after Farmer Mac files its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission for the year in which the Incentive Salary was earned.  The Executive’s Incentive Salary for 2025 and 2026 will be determined based on Farmer Mac’s actual performance in relation to threshold, target, and maximum amounts for various metrics specified by the Compensation Committee of the Board, so it may be paid below, at, or above the Incentive Salary Target.

(ii) For 2027, in addition to the Base Salary, the Executive will be eligible to be paid Incentive Salary equal to $200,000 (the “Fixed Incentive Salary”). The Fixed Incentive Salary shall be payable when annual incentives are paid to Farmer Mac executives generally for 2026 and, except as set forth in clause (iii) below, is subject to the Executive’s continued employment through the end of the Term and is subject to any compensation recoupment or “clawback” policy as may implemented and interpreted by Farmer Mac from time to time; provided, however, that in no event shall the Fixed Incentive Salary be paid later than the first payroll period following the first Board meeting after Farmer Mac files its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission for 2026.

(iii) (A) For 2025 and 2026 incentive compensation, notwithstanding Section 8(c) hereof and notwithstanding the fact the Executive shall not be employed by Farmer Mac on the date of payment, if the employment relationship between the Executive and Farmer Mac is severed in accordance with Section 8(a)(v) hereof or as a result of death or Disability of the Executive, then the Executive (or his heirs or beneficiaries) shall be due Incentive Salary equal to the greater of (x) $400,000 and (y) Incentive Salary calculated in accordance with Section 4(b)(i) hereof prorated for the number of days the Executive is employed by Farmer Mac during such period.

(B) For 2027 incentive compensation, notwithstanding Section 8(c) hereof and notwithstanding the fact the Executive shall not be employed by Farmer Mac on the date of payment, if the employment relationship between the Executive and Farmer Mac is severed in accordance with Section 8(a)(v) hereof or as a result of death or Disability of the Executive, then the Executive (or his heirs or beneficiaries) shall be

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due the Fixed Incentive Salary in accordance with Section 4(b)(ii) hereof prorated for the number of days the Executive is employed by Farmer Mac during such period.”

5.The last sentence of Section 4(c) of the Amended Employment Agreement is hereby stricken in its entirety and replaced with the following:
“The Executive and Farmer Mac agree that the Executive shall not be entitled to receive an award of long-term incentive compensation in 2027 even though other senior executives of Farmer Mac may receive annual long-term incentive grants in 2027.”

6.Section 4(d) of the Amended Employment Agreement is hereby stricken in its entirety and replaced with the following:
“One-Time Incentive Compensation Award. In approximately March 2026, at the time that long-term incentive awards are made to other senior executives, Farmer Mac shall grant to the Executive restricted stock units of Farmer Mac’s Class C non-voting common stock valued at approximately one million five hundred dollars ($1,500,000) (the “2026 RSUs”) pursuant to the terms of (i) Farmer Mac’s Amended and Restated 2008 Omnibus Incentive Plan (the “Plan”), and (ii) the Restricted Stock Units Award Agreement (the “Award Agreement”).

Notwithstanding anything to the contrary in the Plan or the Award Agreement and subject to the next sentence, the 2026 RSUs shall be deemed fully vested on March 31, 2027, subject to Farmer Mac not having terminated the Executive’s employment pursuant to Section 8(a)(ii) hereof or the Executive not having voluntarily terminated his employment prior to the end of the Term except in accordance with Section 8(a)(v) hereof or as a result of death or Disability. If the Executive terminates his employment prior to the end of the Term in accordance with Section 8(a)(v) hereof, then the amount of 2026 RSUs that shall vest on March 31, 2027, shall be prorated for the number of days the Executive was employed by Farmer Mac after March 31, 2026 through the date of termination of employment.”

7.The following new Section 8(a)(v) is hereby inserted immediately after Section 8(a)(iv) and before Section 8(b):
“Termination by Mutual Agreement. At any time prior to the end of the Term, upon 30 days prior written notice from either party, Farmer Mac and the Executive may mutually agree in writing to terminate the employment of the Executive prior to the end of the Term.”
8.The parenthetical in Section 8(b)(ii) of the Amended Employment Agreement is hereby stricken in its entirety and replaced with the following:
“(other than pursuant to Section 8(a)(v) or Section 8(e) below)”

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9.In the fourth sentence of Section 8(d) of the Amended Employment Agreement, clause (A) is stricken in its entirety and replaced with the following:
“(A) (1) if the Executive’s employment is terminated pursuant Section 8(a)(iii) or Section 8(a)(v), the date that is the earlier to occur of (x) December 31, 2027 or (y) the date that is eighteen (18) months from the date of termination of employment or (2) if employment is terminated other than pursuant to Section 8(a)(iii) or Section 8(a)(v), the date that is one (1) year from the date of termination of employment.”
10.Except as specifically set forth herein, all other terms and conditions of the Amended Employment Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby.
11.In the event of any conflict between the terms of the Amended Employment Agreement and the terms of this Second Amendment, the terms of this Second Amendment shall control.
12.To facilitate execution of this Second Amendment, this Second Amendment may be executed in multiple counterparts, each of which, when assembled to include an original, faxed or electronic mail (in .PDF or similar file) signature for each party contemplated to sign this Second Amendment, will constitute a complete and fully executed agreement.  All such fully executed original, faxed or electronic mail (in .PDF or similar file) counterparts will collectively constitute a single agreement, and such signatures shall be legally binding upon the party sending the signature by such electronic means immediately upon being sent by such party.
13.This Second Amendment shall inure to the benefit and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment as of the effective date set forth above.

Executive By: /s/ Bradford T. Nordholm Bradford T. Nordholm Date: September 25, 2025	Federal Agricultural Mortgage Corporation By: /s/ Lowell L. Junkins Lowell L. Junkins, Chair of the Board Date: September 25, 2025